Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of FlexShopper, Inc. and subsidiaries (formerly Anchor Funding Services, Inc.) on Form S-1 of our report dated March 31, 2014 (except for Note 16 as to which the date is January 22, 2015), with respect to our audits of the consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows of FlexShopper, Inc. and subsidiaries as of December 31, 2013 and 2012 and for the years then ended.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ Scott and Company LLC

Columbia, South Carolina

January 22, 2015